                                   FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18,1994
                                                 ----------------------------
First Chicago Corporation
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(Exact name of registrant as specified in its charter)


Delaware                              1-6052                  36-2669970
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(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation              File Number            Identification No.)

One First National Plaza, Chicago, IL                                60670
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(Address of principal executive offices)                           (ZIP Code)


Registrant's telephone number, including area code  312-732-4000
                                                    ------------

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Item 5. Other Events
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The Registrant hereby incorporates by reference the information contained in
Attachment A hereto in response to this Item 5.





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        First Chicago Corporation
                                        -------------------------------
                                        (Registrant)


Dated: October 18, 1994                 By: /s/ Maurice E. Moore
       -----------------                    ----------------------------
                                        Title: Senior Vice President
                                               and Treasurer


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Attachment A
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    CHICAGO, October 17, 1994 -- First Chicago Corporation today reported third quarter net income of $154 million, or $1.51 per share on a fully diluted basis. Return on common stockholders' equity was 15 percent.

    In the year-ago third quarter, earnings were a record $284 million, or $2.97 per share, substantially enhanced by near-record trading profits and $1.40 per share from venture capital activities and other securities gains. Earnings for the 1994 second quarter of $169 million, or $1.67 per share, were augmented by $0.22 per share related to the Brazilian debt restructuring.

THIRD QUARTER HIGHLIGHTS
. The credit card business continued to be a substantial contributor to earnings. Total managed credit card receivables grew to $11.4 billion at September 30, up 18 percent from a year ago and 4 percent from June 30, when receivables were $11 billion. During the third quarter, $1 billion of receivables were sold in a securitization transaction, bringing the total securitized portfolio to $6.4 billion at quarter-end.

. The provision for credit losses was $55 million, principally for credit card receivables, compared to $65 million a year earlier.

. Credit quality remains excellent. Nonperforming assets were $177 million at September 30, resulting in a nonperforming asset ratio of 0.7 percent, one of the lowest among major U.S. banks. The allowance as a percentage of nonperforming loans was 444 percent at quarter-end.

. Capital ratios continued to exceed the regulatory guidelines for "well-capitalized" status by a wide margin. At September 30, the estimated Tier 1 risk-adjusted capital ratio was 9.2 percent, and the total risk-adjusted ratio was approximately 14.0 percent.

. For the first nine months of 1994, net income was $516 million, or $5.17 per share, compared to net income of $632 million, or $6.63 per share a year earlier.

. Third quarter results reflect the acquisition of Lake Shore Bancorp, Inc., completed on July 8. This transaction was accounted for as a pooling-of-interests; however, prior-period results were not restated. Approximately 6.2 million shares of First Chicago common stock were issued for the acquisition.

. The Corporation repurchased 1.2 million shares of common stock during the third quarter. The stock buyback program authorizes the repurchase of up to 7 million shares, and as of September 30, one-quarter of the program (1.7 million shares) had been completed.


NET INTEREST INCOME

     Net interest income on a tax-equivalent basis was $341 million. Net interest margin was 2.49 percent for the quarter, and average earning assets were $54.2 billion.

     Adjusted for the effects of credit card securitization and the activities of First Chicago Capital Markets, Inc., net interest margin was 3.85 percent. This compares to 3.62 percent in the year-ago quarter (excluding the impact of $42 million of gains on Brazilian bonds and special tax items) and 3.81 percent in the second quarter of 1994 (excluding $14 million of interest income from the Brazilian debt restructuring).


NONINTEREST INCOME

     Total noninterest income was $455 million for the third quarter.

     Credit card fee revenues were $221 million for the quarter. When adjusted for the impact of securitization, these revenues climbed 15 percent from a year ago.

     Combined trading activities generated profits of $42 million, compared to $37 million in the second quarter and a near-record $77 million a year ago.

     Equity securities gains were $20 million, including $17 million in the venture capital portfolio, down substantially from total gains of $228 million a year ago. Net income attributable to the venture capital business -- revenues less the portfolio's cost-to-carry and other expenses -- was $3 million, or $0.02 per share, compared with net income of $1.26 per share in the year-ago quarter and a loss of $0.06 per share in the second quarter of 1994.


NONINTEREST EXPENSE

     Noninterest expense was $491 million for the quarter, including the previously announced charge of $7 million to cover the elimination of 600 positions in the Community Banking Group. Excluding this charge as well as venture capital activities, the ratio of expenses to total revenues was 61 percent.


CREDIT QUALITY

     The provision for credit losses was $55 million in the third quarter. This included $50 million for the consumer portfolios and $5 million for commercial credits. The provision was $43 million in the second quarter of 1994, reflecting a negative $14 million commercial provision, principally due to the Brazilian debt restructuring.

     The allowance for credit losses was $683 million at September 30, representing 444 percent of nonperforming loans at quarter-end. Of the total allowance, $520 million was related to commercial exposure and $163 million to the consumer portfolios.

  Net charge-offs in the third quarter were $38 million. Net charge-offs in the commercial portfolio were $3 million. Consumer net charge-offs, mainly in the credit card portfolio, were $35 million. The net charge-off rate for credit card receivables, including the securitized portfolio, was 3.5 percent, compared to
3.5 percent a year earlier and 3.8 percent in the second quarter.


OTHER DEVELOPMENTS

. First Chicago was recently designated as a financial agent by the U.S.
  Treasury Department for the development and operation of the Electronic Federal Tax Payment System (EFTPS). This nationwide system, to be operational before year-end 1995, will allow the payment of various corporate and individual federal taxes by electronic means -- including personal computers, telephones, mainframe computers and point-of-sale terminals. This new business will generate over $400 million of revenues over the seven-year life of the award, based upon volume estimates by the Treasury Department, and will be operated through an alliance with Mercantile Bank of St. Louis.
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FIRST CHICAGO CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY
(Dollars in millions, except per share data)

                                                 Three Months Ended September 30
                                                 -------------------------------
                                                   1994         1993      Change
                                                 --------    --------     ------

Net interest income--tax-equivalent basis......  $  340.8    $  340.6         -%
Provision for credit losses....................      55.0        65.0      - 15
Noninterest income.............................     455.1       685.4      - 34
Noninterest expense............................     491.4       475.5      +  3
Net income.....................................     153.8       284.1      - 46

Earnings per share
  Primary
    Net income.................................     $1.54       $3.14      - 51
    Average common and common-equivalent
      shares (in millions).....................      93.4        86.1      +  8

  Fully diluted
    Net income.................................     $1.51       $2.97      - 49
    Average shares, assuming full dilution
      (in millions)............................      97.1        91.9      +  6

Average balances
  Loans........................................  $ 23,484    $ 21,772      +  8%
  Earning assets...............................    54,226      48,403      + 12
  Total assets.................................    66,050      56,932      + 16
  Common stockholders' equity..................     3,815       3,177      + 20
  Stockholders' equity.........................     4,426       4,004      + 11

Net interest margin............................      2.49%       2.79%     - 11
Return on assets...............................      0.92        1.98      - 54
Return on common stockholders' equity..........      15.0        33.8      - 56


                                                 Nine Months Ended September 30
                                                 -------------------------------
                                                   1994        1993       Change
                                                 --------    --------     ------

Net interest income--tax-equivalent basis......  $1,015.0    $  957.1      +  6%
Provision for credit losses....................     148.0       200.0      - 26
Noninterest income.............................   1,385.8     1,679.4      - 17
Noninterest expense............................   1,436.5     1,376.2      +  4
Net income.....................................     516.3       631.7      - 18

Earnings per share
  Primary
    Net income.................................     $5.29       $6.94      - 24
    Average common and common-equivalent
      shares (in millions).....................      89.7        84.8      +  6

  Fully diluted
    Net income.................................     $5.17       $6.63      - 22
    Average shares, assuming full dilution
      (in millions)............................      93.5        90.3      +  4

Average balances
  Loans........................................   $22,971     $22,247      +  3%
  Earning assets...............................    51,393      48,364      +  6
  Total assets.................................    62,672      56,570      + 11
  Common stockholders' equity..................     3,699       2,972      + 24
  Stockholders' equity.........................     4,410       3,777      + 17

Net interest margin............................      2.64%       2.64%        -%
Return on assets...............................      1.10        1.49      - 26
Return on common stockholders' equity..........      17.1        26.5      - 35

                                                         At September 30
                                                 -------------------------------
                                                   1994        1993       Change
                                                 --------    --------     ------

Assets.........................................  $ 65,747    $ 53,173      + 24%
Deposits.......................................    29,670      29,379      +  1
Loans..........................................    23,817      21,969      +  8
Common stockholders' equity....................     3,930       3,378      + 16
Stockholders' equity...........................     4,541       4,139      + 10
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

FIRST CHICAGO CORPORATION
CAPITAL DATA
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                                    9/30/94  6/30/94  3/31/94  12/31/93  9/30/93
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
Common Equity/Assets (1)............    6.6%     6.5%     6.6%     7.2%     7.0%
Risk-Based Capital Ratios: (1)(2)(3)
  Tier 1............................    9.2%     8.9%     9.1%     8.8%     8.7%
  Total.............................   14.0%    13.8%    14.2%    13.6%    13.5%
Leverage Ratio (1)(2)(3)............    7.8%     8.0%     7.8%     8.0%     8.0%
Book Value of Common Equity......... $42.79   $43.40   $42.19   $40.55   $39.03

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 6/30/94 ratios exclude $150 million of Preferred Stock Series D redeemed on July 1, 1994.
(3) 9/30/94 ratios are estimated.